As filed with the Securities and Exchange Commission on June [15], 2009

Registration No. 333-158264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IPC HOLDINGS, LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	6311	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

American International Building 29 Richmond Road Pembroke HM 08 Bermuda (441) 298-5100		CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)		(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew S. Rowen, Esq. Melissa Sawyer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Sarene A. Bourdages, Esq. Executive Vice President and General Counsel Max Capital Group Ltd. Max House 2 Front Street, Hamilton HM 11 Bermuda (441) 295-8800	Kerry E. Berchem, Esq. Jeffrey L. Kochian, Esq. Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 (212) 872-1000

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the date hereof and upon completion of the amalgamation described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer  ☒        Accelerated filer  ☐        Non-accelerated filer  ☐        Smaller reporting company  ☐

Explanatory Note

IPC Holdings, Ltd. (the “Company”) is filing this post-effective amendment (this “Amendment”) to deregister 39,253,617 common shares of the Company, par value $0.01 per share (“Common Shares”) previously registered for issuance under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form S-4 (Commission File No. 333-158264), which was filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2009, and as amended on April 13, 2009, April 28, 2009, and May 4, 2009 (the “Registration Statement”) in connection with the Agreement and Plan of Amalgamation, dated as of March 1, 2009, and amended on March 5, 2009 (the “Amalgamation Agreement”), between the Company, IPC Limited and Max Capital Group Ltd.

On June 12, 2009, the Amalgamation Agreement was terminated. As a result, the Company has not issued and will not issue the Common Shares pursuant to the Registration Statement and hereby removes from registration the 39,253,617 Common Shares registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Pembroke, Bermuda on the 15th day of June, 2009.

IPC HOLDINGS, LTD.

By:	/s/ James P. Bryce
Name:	James P. Bryce
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

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Kenneth L. Hammond	Chairman of the Board of Directors	June 15, 2009

/s/ James P. Bryce
James P. Bryce	President and Chief Executive Officer	June 15, 2009

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John R. Weale	Executive Vice President, Chief Financial Officer and principal accounting officer	June 15, 2009

*
Mark R. Bridges	Director	June 15, 2009

*
Michael J. Cascio	Director	June 15, 2009

*
Peter S. Christie	Director	June 15, 2009

*
L. Anthony Joaquin	Director	June 15, 2009

*
Antony P.D. Lancaster	Director	June 15, 2009

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Donald J. Puglisi, Puglisi & Associates	Authorized Representative in the United States	June 15, 2009

*	By James P. Bryce as attorney-in-fact